                    DAKOTA MINING CORPORATION
         Exhibit 11 - COMPUTATION OF EARNINGS PER SHARE
         Three months ended September 30, 1996 and 1995

                          Three months ended    Nine months ended
                               Sept. 30,            Sept. 30,
                          1996         1995      1996        1995

                          ----         ----      ----        ----
Beginning shares
outstanding             26,534,742   21,360,233     26,534,742   21,360,108
Exercise of common
 share purchase warrants                 56,470                      19,091
Exercise of special
 warrants                8,700,000    4,838,710      3,333,942    3,633,464
Average shares issued
 for options exercised     242,652            -        168,647            -
                         ----------   ----------     ---------    ---------

Weighted average shares
 outstanding            35,477,394    26,255,413    30,037,331   25,012,663
                        ==========    ==========    ==========   ==========
Net loss               $(9,446,227)  $(1,147,022) $(13,598,873) $(4,097,126)
                        ==========     ==========   ==========   ==========
Loss per common
 share                 $     (0.27)  $     (0.04) $      (0.45) $     (0.16)
                        ==========    ==========    ==========    =========

[FN]
NOTE: All other issued and outstanding options and warrants are antidilutive. Fully diluted calculation is not different and therefore is not applicable.